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                                                                     Exhibit 5.1

                             [Arch Coal letterhead]

                               February 15, 2001

Arch Coal, Inc.
CityPlace One, Suite 300
St. Louis, Missouri 63141

 Re: Registration Statement on Form S-3

Ladies and Gentlemen:

      I am the Vice President--Law & General Counsel of Arch Coal, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the public offering of Common Stock, par value $.01 per share, of the Company contemplated by the registration statement on Form S-3 (Registration No. 333-45198), as amended, which was declared effective on February 14, 2001 (the "Initial Registration Statement"). The Registration Statement covers the registration of 1,590,265 shares of Common Stock (the "Shares"), including 140,265 shares as to which Merrill Lynch, Pierce, Fenner & Smith, the underwriter, will have an option to purchase solely for the purpose of covering over-allotments.

      I am familiar with the Registration Statement and the Initial Registration Statement and related prospectus. I have reviewed the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. I have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as I have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth.

      On the basis of the foregoing, I am of the opinion that the Shares are duly authorized and, when issued and sold as described under the caption "Underwriting" in the prospectus forming part of the Initial Registration Statement, will have been validly issued and be fully paid and non-assessable.

      I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Yours truly

                                          /s/ Robert G. Jones
                                          -------------------------------------
                                          Robert G. Jones
                                          Vice President--Law & General
                                           Counsel